EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the year ended June 30, 2015.

Financial Highlights for the Fiscal Year ended June 30, 2015

●	Revenues increased to PKR 2,700 million compared to PKR 1,831 million in corresponding fiscal year

●	Company’s gross profit improved to PKR 533 million in comparison with PKR 17 million in the previous fiscal year

●	Company posted a net loss of PKR 187 million compared to a net loss of 619 million last year

●	Adjusted EBITDA profit per diluted share was PKR 7.54 versus an EBITDA profit of PKR 1.79 in fiscal 2014

Revenues for the year ended June 30, 2015 increased to PKR. 2,700 million compared with PKR 1,831 million in last year. The increase in revenues is primarily due to increase in customization and enhancement requests from the existing customers for our legacy system. In addition to it, the Company has also recorded license and services revenue of more than PKR 500 million against the implementation of NFS Ascent at a customer site in Indonesia. Gross profit of the company was PKR 533 million compared to PKR 17 million in the comparative quarter of last fiscal year. The company posted a net loss of PKR 187 million or a loss of PKR 2.09 per diluted share in comparison of a net loss of PKR 619 million or PKR 6.98 per diluted share in fiscal 2014. Adjusted EBITDA profit was PKR 7.54 per share in the current fiscal year compared to an EBITDA profit of PKR 1.79 in the last fiscal year.